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                                                                   EXHIBIT 5 (i)
                          INVESTMENT ADVISORY AGREEMENT


         This amended INVESTMENT ADVISORY AGREEMENT (the "Agreement") made as of the 4th day of August, 1997, by and between MONY SERIES FUND, INC. (the "Fund"), a Maryland corporation, and MONY LIFE INSURANCE COMPANY OF AMERICA (the "Adviser"), an Arizona corporation.


                              W I T N E S S E T H:

         WHEREAS, the Fund is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act");

         WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940;

         WHEREAS, the Fund desires to retain the Adviser to render investment management services to the Fund in the manner and on the terms and conditions set forth herein;

         NOW, THEREFORE, for and in consideration of the premises and the mutual promises set forth herein, the parties hereto agree as follows:


                                    ARTICLE I
                              DUTIES OF THE ADVISER

         The Fund hereby employs the Adviser to act as the investment adviser to and manager of the Fund and, subject to the supervision of the Board of Directors of the Fund (the "Board"), to manage the investment and reinvestment of the assets of the Equity Income Portfolio, Long Term Bond Portfolio, Intermediate Term Bond Portfolio, Equity Growth Portfolio, Money Market Portfolio, Government Securities and Diversified Portfolio, as well as any other portfolio that the Fund may create in the future if the Fund (at its option and in its sole discretion) designates the Adviser to act as investment adviser and manager for such new portfolio. The portfolios for which the Adviser acts as investment adviser and manager under this Agreement are referred to in this Agreement as the "Portfolios". The Adviser hereby accepts such employment and agrees during such period, at its own expense, to render the services and to assume the obligations herein set forth for the compensation provided for herein. Nothing in this Agreement shall be deemed to require the Fund to take any action contrary to its Articles of Incorporation, By-Laws, or any applicable statute or regulation, or to relieve the Fund's Board of Directors of its responsibility for and control of the conduct of the affairs of the Fund. The Adviser shall be deemed for all purposes under this Agreement to be an independent contractor and shall, unless otherwise expressly authorized or provided herein, have no authority to act for or represent the Fund in any way or otherwise be deemed to be an agent of the Fund.



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1.       Investment Management Services

                  Subject to the Board's direction and approval, the Adviser shall at its own expense supervise and manage the investment and reinvestment of the assets of the Portfolios and shall determine the composition of the assets of each of the Fund's Portfolios, including the purchase, retention, or sale of the securities and cash contained in those Portfolios. These duties shall be performed in accordance with the 1940 Act and the investment objectives, policies and restrictions applicable to each Portfolio as stated in (i) the Fund's current Registration Statement and Prospectus filed with the Securities and Exchange Commission, (ii) the Fund's Articles of Incorporation and By-Laws, as amended from time to time, and (iii) resolutions adopted by the Board.

                  The Adviser shall at its own expense provide investment research and conduct a continuous program of evaluation, investment, sales, and reinvestment of the Fund's assets by recommending which securities should be purchased, sold or exchanged for each Portfolio, when these transactions should be executed, and what portion of the assets of each Portfolio should be held in the various securities in which it may invest. The Adviser will determine the daily net asset value of the shares of capital stock related to each Portfolio of the Fund as required by applicable law.

                  The Adviser shall exercise its best judgment in performing the services described above.

2.       Reports And Administration Services

         a.       Reports

                           Adviser shall at its own expense furnish the Fund
                  with statistical information and records concerning its investments, and with such periodic or special reports as the Fund's Board of Directors may from time to time reasonably request, or as the Adviser may deem helpful to the Fund in the administration of its Portfolios. In addition, the Adviser shall at its own expense preserve for the period prescribed by the rules and regulations of the Securities and Exchange Commission all such records required to be maintained under such rules and regulations. The Adviser shall at its own expense furnish applicable federal and state regulatory authorities with any information or reports in connection with its services under this Agreement which such authorities may request.

                           All records maintained by the Adviser in connection
                  with this Agreement shall be the property of the Fund and shall be returned to the Fund upon termination of this Agreement, free from any claims or retention of rights by the Adviser. The Adviser shall keep confidential any information obtained pursuant to this Agreement and shall disclose such information only if the Fund has authorized such disclosure, or if such disclosure is expressly required by applicable federal or state regulatory authorities.


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         b.       Administrative Services

                           The Adviser shall at its own expense also perform
                  administrative services for the Fund. Such services shall include, without limitation, (i) supervising all aspects of the Fund's operation, including coordinating matters relating to the custodians of securities owned by the Fund, the transfer agent, shareholder service agents, accountants, attorneys, and other parties performing services or operational functions for the Fund, (ii) providing personnel to the Fund to perform necessary administrative functions, and
                  (iii) providing the Fund with adequate and appropriate office space, facilities, equipment and related services necessary for the Fund's operations. Nothing contained herein shall restrict the Fund's ability to hire its own employees or to contract for services to be performed by third parties.

3.       Services Agreement

                  It is contemplated that contemporaneously with this Agreement the Adviser will enter into a Services Agreement with The Mutual Life Insurance Company of New York ("MONY") under which MONY would provide to the Adviser some or all of the personnel, services, facilities, supplies and equipment necessary for the Adviser to carry out its obligations under this Agreement. It is recognized that said Services Agreement will be deemed a sub-advisory agreement subject to the pertinent provisions of the 1940 Act. No rights or obligations of the Adviser under this Agreement shall be deemed to have been assigned or otherwise transferred by virtue of said Services Agreement, and said Services Agreement shall automatically terminate upon its assignment by either party thereto.


                                   ARTICLE II
                      PORTFOLIO TRANSACTIONS AND BROKERAGE

         Subject to the limitation of Article I, the Adviser shall determine all securities to be bought or sold for each Portfolio, and shall be responsible for the selection of brokers or dealers to effect all transactions. The Adviser shall place all necessary orders with brokers, dealers, or issuers, and shall negotiate brokerage commissions, if applicable. In placing orders for securities transactions, the Adviser shall attempt to obtain the best net price and most favorable execution. The Adviser will seek to effect each transaction at a price and commission, if any, that provides the most favorable total cost or proceeds reasonably attainable in the circumstances. The Adviser may, however, pay a higher spread or commission than otherwise would be necessary for a particular transaction if that would further the goal of obtaining the best available execution.

         For those securities transactions that involve commission payments, the Adviser will negotiate the commission on the basis of the quality and quantity of execution services provided by the broker, in light of generally prevailing commission rates. It is the Adviser's present


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practice to use brokers selected primarily on the basis of their furnishing not only satisfactory execution of the transaction but also research services such as analyses and reports concerning issuers and industries, economic factors and portfolio strategy. In some cases, this could cause the Fund to pay commissions or spreads in excess of the amount which another broker would have charged for effecting a similar transaction. In any such case, the Adviser shall determine in good faith that the greater commission or spread is reasonable in relation to the value of the services provided by the executing broker/dealer viewed in terms of either the particular transaction or the Adviser's overall responsibilities to all the Portfolios of the Fund and accounts under the Adviser's management. No services other than brokerage, research and statistical services are considered by the Adviser in determining the reasonableness and amount of commissions or spreads to be paid to any broker/dealer. All such services obtained from brokers benefit generally all the Portfolios and accounts under the Adviser's management and are not identified in any specific Portfolio or account and may also benefit other accounts under MONY's management. The Fund agrees that MONY, or the Adviser, may use any such research or statistical information that the Adviser obtains from brokers in providing investment management or advice to their other clients and accounts.

         In executing brokerage transactions, the Adviser may use a broker who is an affiliated person of the Adviser (as that term is defined in the 1940
Act), only if the commission rate obtained from the affiliated broker is as favorable as the broker's contemporaneous charges to its most favored unaffiliated customers. Before employing an affiliated broker, Adviser must also make the good faith judgment that the affiliated broker is qualified to obtain the best price on the particular transaction and that the commission is at least as favorable as that charged by other qualified, but unaffiliated, brokers.


                                   ARTICLE III
                            ACTIVITIES OF THE ADVISER

         The Fund understands that the Adviser and the sub-adviser, MONY, may serve as investment manager or adviser to other investment companies and to clients that are not investment companies. The Adviser may also perform similar functions in managing its own assets, and MONY performs similar functions in managing its own assets, the assets of its separate accounts, and the assets of certain of its subsidiaries. The Fund understands that the employees of MONY who will assist in the performance of services for the Adviser under the Services Agreement referred to in Article I will also devote time to rendering similar services to the other entities for which MONY also acts as investment manager or adviser. When investment opportunities arise that may be appropriate for more than one account, fund, or company for which MONY provides investment management services, such Services Agreement shall provide that MONY will not favor one over another and may allocate investments among them in an impartial manner believed to be equitable to each entity involved. The allocations will be based on each entity's investment objectives and its current cash and investment positions. Because the various entities for which MONY provides investment management services, including for its own account, have different investment objectives and policies, MONY personnel acting on behalf of such entities may from time to time buy a particular


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security of one or more such entities while at the same time selling such securities for another entity.


                                   ARTICLE IV
                           COMPENSATION OF THE ADVISER

1.       Investment Management Fee

                  As compensation for the services and expenses of the Adviser under this Agreement, the Fund shall pay to the Adviser an investment management fee subject to the limitations of paragraph 3 of this
         Article IV. For the Equity Income, Equity Growth, Diversified, Intermediate Term Bond, Long Term Bond and Government Securities Portfolios, this fee shall be a daily charge, payable at the end of each calendar month, at an annual rate of .50 percent of the first $400 million of the average daily net assets of each Portfolio, .35 percent of the next $400 million of the average daily net assets of each Portfolio, and .30 percent of the average daily net assets of each Portfolio in excess of $800 million. For the Money Market Portfolio, this fee shall be a daily charge, payable at the end of each calendar month, at an annual rate of .40 percent of the first $400 million of the average daily net assets of the Portfolio, .35 percent of the next $400 million of the average daily net assets of the Portfolio, and .30 percent of the average daily net assets of the Portfolio in excess of $800 million. The daily charge for each Portfolio shall be based on the average daily net assets of the applicable Fund's Portfolio, whether or not the net assets of each Portfolio are valued on such day.

                  The manner of computing net asset value shall be determined by the Board of Directors of the Fund.

2.       Allocation of Expenses

                  The Adviser will bear only the following: (i) the expenses (including legal and accounting expenses) for the organization of the Fund, the Fund's initial registration under federal and state securities laws, and the initial registration and qualification of the Fund's capital stock for sale (including the printing of any prospectuses or other materials in connection with the initial registration or qualification); (ii) the expenses in rendering investment advice and performing administrative and other services under this Agreement (including any payment to MONY as agreed to in connection with the Services Agreement); and (iii) the compensation of directors, officers and employees of the Fund who are interested persons (as defined in the 1940 Act) of the Adviser except solely because of any of their position(s) with the Fund. The Adviser will not be required to pay any expenses of the Fund other than those above described in this paragraph 2.

                  Except as provided in paragraph 3 of this Article IV, the Fund will bear all of its other expenses. Without limiting the generality of the foregoing, the Adviser will not be


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         required to pay (except with respect to the Fund's organization and initial qualification and registration of its capital stock) for, and the Fund will bear:

                  (a) legal, auditing or internal or external accounting fees or expenses (not otherwise borne by the Adviser);

                  (b)      interest expense;

                  (c)      brokerage fees and commissions;

                  (d)      taxes or governmental fees;

                  (e) the cost of preparing share certificates or any other direct expense of issue, sale, underwriting, distribution, redemption or repurchase of shares of the Fund;

                  (f) the cost of preparing and distributing reports and notices to shareholders;

                  (g) the cost of holding the Fund's annual or special shareholders' meetings and of any proxy solicitation (including the printing of any proxy solicitations);

                  (h) the fees or disbursements of dividend disbursing, plan, transfer or other agents;

                  (i) the fees or disbursements of custodians of the Fund's assets;

                  (j) the compensation and expenses of all directors, officers or employees of the fund who are not interested persons (as defined in the 1940 Act) of the Adviser without taking into consideration any of their position(s) with the Fund;

                  (k) the cost of any fidelity bond for any officer, agent or employee of the Fund required under the 1940 Act or otherwise; and

                  (l) the cost of any directors and officers' insurance for any directors or officers of the Fund.

                  In addition, the Fund will bear the cost of maintaining the effectiveness of the Fund's registration and qualification of its capital stock for sale (including the preparation, printing and mailing of any prospectuses or other materials required by federal or state authorities), it being contemplated that these expenses of the Fund will be reimbursed to it by its principal underwriter pursuant to an underwriting agreement for the Fund's shares.

                  The Fund will bear all of its extraordinary or non-recurring expenses, including, but not limited to, (i) any expenses of the Fund associated with legal claims or liabilities,


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         and (ii) any expenses of the Fund associated with any litigation costs or indemnification related to any legal claims or liabilities.

                  The Board shall determine the manner in which expenses shall be allocated to the various Portfolios, and its determination shall be final and binding.

3.       Expense Reimbursement

                  The Adviser shall reimburse the Fund for the amount, if any, by which the aggregate ordinary operating expenses of any Portfolio in any calendar year exceed the most restrictive expense limitations then in effect under state securities law or regulations. No investment management fee payments shall be made to the Adviser with respect to any Portfolio during any calendar year to the extent that such payments would cause the expenses allocated to such Portfolio to exceed the expense limitation applicable to such Portfolio at the time of payment.


                                    ARTICLE V
                     LIMITATION ON LIABILITY OF THE ADVISER

         The Adviser will not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the investment management services it performs under this Agreement, except for a loss resulting from willful misfeasance, bad faith, or gross negligence or reckless disregard in the performance of the duties or obligations under this Agreement of the Adviser (or its officers, directors, agents, employees, controlling persons, shareholders, or any other person or entity affiliated with the Adviser or retained by it to perform or assist in the performance of its obligations under this Agreement). With respect to the administrative services it is obligated to perform under this Agreement, the Adviser will not be liable for any action taken or omitted by it in good faith without negligence.


                                   ARTICLE VI
                             NAME AND SERVICE MARKS

         The Fund may use the name "MONY Series Fund, Inc." or any name derived from the word "MONY" and the MONY service mark only for so long as this Agreement or any extension, renewal or amendment hereof remains in effect. At such time as such an agreement shall no longer be in effect, the Fund will (to the extent lawful) cease to use such a name or any other name indicating that it is advised by or otherwise connected with the Adviser or The Mutual Life Insurance Company of New York ("MONY"), or any organization which shall so succeed to the business of the Adviser.

         The Adviser, on its own behalf and as agent for MONY pursuant to express authority in the Services Agreement, hereby grants to the Fund permission to use the word "MONY" in its


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corporate name and a license to use such other service marks as have been or may in the future be adopted by MONY, which the Adviser and the Fund determine in goods faith to be appropriate for use by the Fund in connection with its operations as an investment company. This license is granted on a royalty-free, non-exclusive basis. The Adviser and MONY retain the right to use, or license the use of, the word "MONY" and any derivative thereof, as well as such service marks of MONY, in connection with other investment companies, subject to the requirements of the Investment Company Act of 1940, or in connection with any other business enterprise.

         The Fund acknowledges that the word "MONY" and the service marks of MONY represent good will of great value to MONY and the Adviser and that MONY and the Adviser must be able to protect and preserve such good will by terminating the permission and license herein granted if MONY or the Adviser, in its sole discretion, decides that it is necessary to do so or if MONY or the Adviser decides that the Fund is no longer in a position to assure that high quality standards will be associated with the use of the word "MONY" and the service marks of MONY. Accordingly, if the holders of the outstanding voting securities of the Fund or any class of voting securities of the Fund fail to approve this Agreement and the Services Agreement, or if at any time after such approval the Adviser or a company controlled by MONY ceases to be investment adviser of the Fund, the Adviser (on its own or on behalf of MONY) shall have the absolute right to terminate the license herein granted forthwith upon written notice to the Fund. The Adviser (on its own or on behalf of MONY) shall have the absolute right to terminate the license herein granted for any other reason upon 60 days' written notice of such termination to the Fund, but in such event this Agreement shall terminate on the 120th day following receipt by the Fund of such notice unless on or prior to such day the holders of a majority of the outstanding voting securities of each class of the Fund corresponding to a Portfolio shall have voted in favor of the Adviser (or a company controlled by MONY) continuing to act as investment adviser to the Fund in accordance with the terms hereof notwithstanding the termination of the license herein granted. Upon termination of the license herein granted, the Fund shall immediately change its corporate name to one which does not include the word "MONY" or any derivative hereof, and will discontinue all use by it of such word, the service marks or anything resembling the service marks of MONY, in connection with its business. The terms of the license herein granted shall inure to the benefit of and be binding upon any successors or assigns of the Fund, Adviser, or MONY.


                                   ARTICLE VII
              LIMITATION ON PURCHASES OF CAPITAL STOCK OF THE FUND

         The Adviser agrees that neither it nor any of its officers or directors will take any long or short position in the capital stock of the Fund, but this prohibition will not prevent the purchase by or for the Adviser or any of its officers or directors of shares of the capital stock of the Fund at the price at which such shares are available to the public at the moment of purchase, provided that (i) such purchase be made for investment purposes only, and (ii) if any shares of stock so purchased are resold within two months after the date of purchase, such fact will immediately be


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reported to the Fund. In addition, this Article will not be construed to prohibit either MONY or the Adviser from investing in the Fund in order to provide "seed money" for the Portfolios.


                                  ARTICLE VIII
                    DURATION AND TERMINATION OF THE AGREEMENT

         This Agreement will continue in effect with respect to each Portfolio of the Fund, whenever created until the date of the next meeting of shareholders of the Fund following creation of the Portfolio, unless sooner terminated as hereinafter provided. Therefore, if both this Agreement and the Services Agreement referred to in Article I are approved by a majority vote of the outstanding shares of capital stock of a Portfolio entitled to vote at such meeting, this Agreement will continue in effect thereafter with respect to such Portfolio so long as both this Agreement and said Services Agreement are approved at least annually (i) by a majority of the non-interested directors (as defined in the 1940 Act) of the Fund's Board of Directors, and (ii) by a majority of the entire Board of Directors or a majority vote of the outstanding shares of the capital stock of such Portfolio. The required shareholder approval of this Agreement and said Services Agreement shall be effective with respect to any Portfolio, if a majority of the outstanding shares of capital stock of such Portfolio are voted to approve this Agreement and said Services Agreement, notwithstanding that this Agreement or said Services Agreement (or both) may not yet have been approved by a majority vote of the outstanding shares of the Fund.

         If, with respect to any Portfolio, the shareholders are asked to vote on this Agreement and a majority of the outstanding shares of capital stock of such Portfolio fail to vote to approve this Agreement or said Services Agreement (or both), this Agreement will terminate with respect to such Portfolio. If said Services Agreement should be so terminated, this Agreement will automatically terminate.

         This Agreement may be terminated without payment of penalty (i) by the Fund on at least 60 days' written notice to the Adviser, provided that such termination be authorized by the Fund's Board of Directors or a majority vote of the outstanding shares of capital stock of each Portfolio of the Fund as to which the Adviser acts as investment adviser, (ii) by the fund, with respect to any Portfolio, on at least 60 days' written notice to the Adviser, provided that such termination be authorized by a majority vote of the outstanding shares of the capital stock of such Portfolio, or (iii) by the Adviser on at least 90 days' written notice to the Fund.

         This Agreement will terminate automatically in the event of its assignment (as defined in the 1940 Act) by either party.

         If this Agreement is terminated (except by virtue of assignment), in whole or with respect to any Portfolio, and the Board of Directors of the Fund, including a majority of the non-interested directors (as defined in the 1940
Act), so requests (and further requests that said Services Agreement similarly continue), the Adviser will continue to act as investment adviser to the Fund or any Portfolio thereof (as requested) for up to 120 days pending the required approval of this Agreement or said Services Agreement (or both), approval of a new contract with the


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Adviser or a different adviser, approval of a new services contract with MONY or a different adviser, or other definitive action. During such continuance the compensation received by the Adviser for acting as investment adviser to the Fund or with respect to any such Portfolio(s) will be the lesser of (i) its actual costs incurred in furnishing investment management services or (ii) the amount it would have received under this Agreement with respect to any such Portfolio(s) as to which it continues to provide advice.

         This Agreement may not be amended, in whole or with respect to a Portfolio, without the agreement thereto in writing by the Fund and the Adviser, and approval for such amendment by (i) the Fund's Board of Directors or a majority vote of the outstanding shares of the class of stock of such Portfolio, and (ii) a majority of the non-interested directors (as defined in the 1940 Act) of the Fund's Board of Directors.


                                   ARTICLE IX
                                  GOVERNING LAW

         This Agreement is subject to, and is to be interpreted in accordance with, the provisions of the 1940 Act, and the rules and regulations of the Securities and Exchange Commission thereunder, and the laws of the State of New York. As used with respect to the Fund or any of its portfolios, the term "majority of the outstanding shares" means the lesser of (i) 67 percent of the shares represented at a meeting at which more than 50 percent of the outstanding shares are represented or (ii) more than 50 percent of the outstanding shares.


         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers, duly authorized, as of the day and year first above written.


                                       MONY LIFE INSURANCE COMPANY OF AMERICA


                                       By:       /s/ Samuel J. Foti
                                             ---------------------------------
                                                President


                                       MONY SERIES FUND, INC.


                                       By:       /s/ Kenneth M. Levine
                                             ---------------------------------
                                                President


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